Exhibit 10.24(e)

FOURTH AMENDMENT TO REAL ESTATE

BROKERAGE FRANCHISE AGREEMENT

This Fourth Amendment to Real Estate Brokerage Franchise Agreement (this “Fourth Amendment”) is executed this 5th day of June 2007 but shall be retroactively effective as of March 29, 2006 (the “Effective Date”), by and between Prudential Real Estate Affiliates, Inc., a Delaware corporation (“Franchisor”) and Watermark Realty, Inc., a corporation doing business in the State of Florida as Prudential Florida WCI Realty (“Franchisee”) with reference to the following facts:

A.        Franchisor and Franchisee are parties to that certain Real Estate Brokerage Franchise Agreement, a Second Amendment to Real Estate Brokerage Franchise Agreement and Renewal Amendment to Real Estate Brokerage Franchise Agreement, each dated March 4, 2004, as well as various subsequent amendments and addenda (the foregoing agreements, as amended, are referred to collectively herein as the “Franchise Agreement”).  Capitalized terms not defined herein are used as defined in the Franchise Agreement.

B.         Franchisor has consented to Franchisee’s acquisition of Virginia James Corporation, a Florida corporation which previously did business as Prudential Village Realty (“Village”) in and around the Counties of Charlotte and Sarasota, Florida. Franchisee has completed the acquisition and currently operates the offices acquired from Village (the “Acquired Locations”) as part of its Franchised Business.

C.        In connection with Franchisee’s acquisition of Village and the Acquired Locations, Franchisor and Franchisee wish to modify certain provisions of the Franchise Agreement and agree as to certain other modifications to the Franchise Agreement and to other matters as set forth below.

NOW, THEREFORE, based upon the foregoing facts, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Franchisor and Franchisee agree that the Franchise Agreement is hereby modified as set forth herein and that this Fourth Amendment constitutes a part of the Franchise Agreement.

1.        Continuing Royalties Following Acquisition.

(a)       Notwithstanding the provisions of paragraph 6 of that certain Third Amendment to Real Estate Brokerage  Franchise  Agreement executed by Franchisor and Franchisee on June 14, 2005, concerning the calculation of Continuing Royalties following acquisitions by Franchisee, and subject to the additional terms and conditions set forth below, for the remainder of the term of the Franchise Agreement, Franchisor agrees that Franchisee shall pay Continuing Royalties on certain Gross Revenues derived from the Acquired Locations at the rates and in accordance with the other terms set forth  in the existing Franchise Agreement between Franchisor and Franchisee.

(b)       In addition to the Continuing Royalties attributable to the Acquired Locations which are payable in accordance with paragraph 1(a) of this Fourth  Amendment, Franchisee hereby agrees to pay to Franchisor a fixed amount of $94,000 per year for each year from 2006 through and including 2010 (the “Annual Adjustment”). Franchisee has agreed to pay the Annual Adjustment to Franchisor as partial compensation for the reduction in royalty revenues suffered by Franchisor as a result of its consent to Franchisee’s acquisition of Village. The annual adjustment shall be paid by Franchisee on or before January 31 of the year following the year for which such payment is due.  By way of example, the Annual Adjustment payment for 2006 shall be paid no later than January 31, 2007.

(c)       If in any calendar· year from 2006 through and including 2010, Franchisee achieves Gross Revenues derived from all Locations operated by Franchisee in Charlotte and Sarasota  Counties, Florida whether now operated or hereafter acquired or established, but excluding any Additional Locations acquired following the Effective Date from other existing franchisees of Franchisor (the “Charlotte/Sarasota Locations”) of less than $2,400,000 (the “Minimum Charlotte/Sarasota GCI”), then the Continuing Royalties payable to Franchisor for that year with respect to the Charlotte/Sarasota Locations shall be calculated and paid based on the table set forth in paragraph 5.02(a) of the Franchise Agreement in lieu of the Continuing Royalties due under paragraphs 1(a) and 1(b) of this Fourth Amendment.  Promptly following the end of any such calendar year in which Franchisee does not achieve the Minimum Charlotte/Sarasota GCI from the Charlotte/Sarasota Locations, then Franchisor shall calculate Franchisee’s actual Continuing Royalty fees due and owing for that calendar year based on the provisions of this paragraph 1(c) and Franchisor shall notify Franchisee of such amount.  The actual amounts paid to Franchisor during the calendar year in accordance with paragraph 1(a) shall be compared to the actual amount due Franchisor for that calendar year in order to calculate the “true-up” amount due from Franchisee and Franchisor.  Within thirty (30) days of such notification, Franchisee shall make full payment of these “true-up” funds to Franchisor.  The Annual Adjustment shall not be payable for any calendar year in which Continuing Royalties due Franchisor from the Charlotte/Sarasota Locations are calculated in accordance with this paragraph 1(c).

(d)       If any calendar year from 2006 through and including 2010, Franchisee achieves Gross Revenues derived from the Charlotte/Sarasota Locations in excess of $14,000,000, then the amount of the Annual Adjustment for that calendar year shall be reduced by an amount calculated in accordance with the following formula:  (i) $94,000, multiplied by (ii) a fraction,  the numerator of which shall  be the actual Gross  Revenues derived from the Charlotte/Sarasota  Locations in that calendar year minus $14,000,000, and the denominator of which shall be $14,000,000.  By way of example, if in 2006 the Gross Revenues derived from the Charlotte/Sarasota Locations are $15,400,000, then the numerator of the fraction would be $1,400,000 ($15,400,000 minus $14,000,000), the denominator of the fraction would be $14,000,000, and the resulting percentage would equal 10%.  In this example, the Annual Adjustment for 2006 would therefore be reduced by $9,400 ($94,000 multiplied by 10%) to $84,600. Should Franchisee derive Gross Revenues from the Charlotte/Sarasota Locations in excess of $28,000,000 in any calendar year from 2006 through and including 2010, then no Annual Adjustment payment shall be due from Franchisee to Franchisor for such calendar year.

2.         Orlando Protected Territory/Time for Conversion to Exclusive Territory.  Notwithstanding anything to the contrary set forth in that certain First Addendum to the Second Amendment to Real Estate Brokerage Franchise Agreement dated June 14, 2005 (the “2005

Exclusivity Addendum”), Franchisor agrees that the time period for the Orlando Protected Territory and for Franchisee to achieve Gross Revenues in an amount of no less than Ten Million Dollars ($10,000,000) in the Orlando Protected Territory and convert the Orlando Protected Territory to the Orlando Exclusive Territory shall be amended to be thirty-three (33) months, rather than twenty-one (21) months as originally agreed.  Except as otherwise set forth herein, all other provisions of the 2005 Exclusivity Addendum remain in full force and effect.

3.         Pensacola Protected Territory/Time for Conversion to Pensacola Exclusive Territory.  Notwithstanding anything to the contrary set forth in the 2005 Exclusivity Addendum, Franchisor agrees that the time period for the Pensacola Protected Territory and for Franchisee to achieve Gross Revenues in an amount of no less than Two Million Dollars ($2,000,000) in the Pensacola Protected and convert the Pensacola Protected Territory to the Pensacola Exclusive Territory shall be amended to be thirty-three (33) months, rather than twenty-one (21) months as originally agreed.  Except as otherwise set forth herein, all other provisions of the 2005 Exclusivity Addendum remain in full force and effect.

4.         Indian River/St. Lucie Protected Territory/Time for Conversion to Indian River/St. Lucie Exclusive Territory.  Notwithstanding anything to the contrary set forth in the 2005 Exclusivity Addendum, Franchisor agrees that the  time period for the Indian River/St. Lucie Protected Territory and for Franchisee to achieve Gross Revenues in an amount of no less than Four Million Dollars ($4,000,000) in the Indian River/St. Lucie Protected Territory and convert the Indian River/St. Lucie Protected Territory  to the Indian River/St. Lucie Exclusive Territory shall be amended to be thirty-three (33) months, rather than twenty-one (21) months as originally agreed.  Except as otherwise set forth herein, all other provisions of the 2005 Exclusivity Addendum remain in full force and effect.

5.         Confidentiality.  Franchisee acknowledges that Franchisor is willing to enter into this Fourth Amendment subject to the condition that Franchisee maintains the confidentiality of this Fourth Amendment as set forth in this paragraph.  Franchisee agrees that it will maintain the confidentiality of this Fourth Amendment and will not permit the terms hereof or the content of discussions between Franchisee and Franchisor or their representatives related hereto to be disclosed to any parties other than the parties hereto and Franchisee’s officers, shareholders, attorneys and accountants.  Franchisee further agrees that it shall cause any party to which it discloses such information to maintain the confidentiality of such information and not to disclose such information to any parties other than those to whom Franchisee is permitted to make disclosures under this paragraph. The restrictions of this paragraph shall not apply to information which is now in the public domain, or which later enters the public domain, through no action by Franchisee in violation of these confidentiality provisions.  Franchisor acknowledges that this paragraph shall not prohibit Franchisee from making disclosures required by law.  Franchisee agrees however, that prior to making such disclosure it shall provide Franchisor with prompt notice of such requirement and shall cooperate with Franchisor in seeking a protective order waiving such disclosure and obtaining reliable assurance that confidential treatment will be accorded to any confidential information disclosed.

6.      Incorporation of  Franchise  Agreement.  All other terms and conditions of the Franchise Agreement not specifically modified hereby shall remain in full force and effect.

7.         Counterparts.  This Fourth Amendment may be executed in two or more counterparts and with facsimile signatures, each of which shall be deemed an original, but all of which when taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed as of the first date indicated above.

FRANCHISEE:
Watermark Realty, Inc.,
A Florida corporation

By:	/s/ Rei Mesa
Rei Mesa
Its:	President

FRANCHISOR:
Prudential Real Estate Affiliates, Inc.
a Delaware corporation

/s/ Laurie Keenan
By:	Laurie Keenan
Its:	President

/s/ David S. Beard
By:	David S. Beard
Its:	Vice President, Corporate Counsel and Assistant Secretary